Exhibit 99.2
SandRidge Energy’s Chairman Announces Intention to Purchase Shares in Open Market
Oklahoma City, Oklahoma, March 3, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced that Chairman, President and CEO Tom L. Ward plans to make open-market purchases during 2008 of up to $100 million of SandRidge Energy, Inc. common equity for his personal account. Such purchases will be made in conformity with the company’s securities trading policy for employees and related parties. The company does not plan on issuing any new shares as part of this purchase plan, and there is no guarantee of the number of shares that will be purchased or if this goal will be accomplished.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com.